SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K


               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) March 13, 2003





                              PUBLIC STORAGE, INC.
                              --------------------
             (Exact name of registrant as specified in its charter)


         California                     1-8389                  95-3551121
         ----------                     ------                  ----------
(State or Other Jurisdiction   (Commission File Number)      I.R.S. Employer
     of Incorporation)                                    Identification Number)


               701 Western Avenue, Glendale, California 91201-2397
               ---------------------------------------------------
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (818) 244-8080
                                                           --------------


                                       N/A
          (Former name or former address, if changed since last report)

Item 7.  Financial Statements and Exhibits

c.       Exhibits

         99.1     Press Release dated March 13, 2003

Item 9.  Regulation FD Disclosure

         On March 13, 2003, the Company issued a press release announcing the company's results for the year ended December 31, 2002. The Company is attaching the press release as Exhibit 99.1 to this Current Report on Form 8-K. The information included pursuant to this Item 9 (including the exhibits) shall not be deemed to be incorporated by reference into any filing made by the Company pursuant to the Securities Act of 1933, other than to the extent that such filing incorporates by reference any or all of such information by express reference thereto.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                     PUBLIC STORAGE, INC.

Dated: March 13, 2003

                                                     By:  /s/ Harvey Lenkin
                                                          -----------------
                                                          Harvey Lenkin
                                                          President

                                                                    Exhibit 99.1
News Release
Public Storage, Inc.
701 Western Avenue
P.O. Box  25050
Glendale,  CA  91221-5050
www. publicstorage.com
--------------------------------------------------------------------------------

                                        For Release:           Immediately
                                        Date:                  March 13, 2003
                                        Contact:               Mr. Harvey Lenkin
                                                               (818) 244-8080

GLENDALE, CALIFORNIA - Harvey Lenkin, President of Public Storage, Inc. (NYSE and PCX:PSA), announced today operating results for the fourth quarter and year ending December 31, 2002.

OPERATING RESULTS FOR THE QUARTER ENDED DECEMBER 31, 2002:
----------------------------------------------------------

Net income for the three months ended December 31, 2002 was $67,214,000 compared to $84,196,000 for the same period in 2001, representing a decrease of $16,982,000 or 20.2% This decrease in net income is primarily a result of a reduction in our Same Store operating results, increased depreciation expense resulting primarily from new property additions and charges relating to the planned closure of several containerized storage facilities, as discussed further below. The impact of these items was offset by an increase in the earnings generated by the acquisition of additional real estate investments during 2001 and 2002, the earnings generated by the tenant reinsurance business which was acquired on December 31, 2001, reduced general and administrative expense and a decrease in income allocated to minority interests due to the repurchase of preferred operating partnership units during 2001.

Net income allocable to our regular common shareholders was $24,617,000 or $0.20 per common share on a diluted basis (based on 124,984,000 weighted average diluted common equivalent shares) for the three months ended December 31, 2002 compared to $46,350,000 or $0.38 per common share on a diluted basis (based on 122,274,000 weighted average diluted common equivalent shares) for the same period in 2001, representing a decrease of 46.9% in the aggregate or 47.4% on a per share basis.

Weighted average diluted shares increased from 122,274,000 for the three months ended December 31, 2001 to 124,984,000 for the three months ended December 31, 2002. This increase was due primarily to the net issuance of 1,138,733 shares on December 31, 2001 in connection with the acquisition of the tenant reinsurance business, the issuance of 1,091,608 shares during 2002 in connection with the acquisition of partnership interests, as well as the issuance of an aggregate of 1,653,833 shares during 2002 and 2001 in connection with the exercise of employee stock options. This increase was offset partially by the impact of a 832,000 share reduction in the dilutive impact of stock options outstanding, which was attributable to the exercise of employee stock options as well as an overall decrease in our average stock price, which impacts the weighted average calculation using the treasury stock method.

During the three months ended December 31, 2002 and 2001, we allocated $37,222,000 and $32,471,000 of our net income (based on distributions paid), respectively, to our preferred shareholders, representing an increase of 14.6%. This increase is due to the issuance of additional preferred stock in both the fourth quarter of 2001 and throughout 2002, offset partially by the redemption of several series of our higher coupon preferred stock in 2001 and 2002. In addition, during each of the three months ended December 31, 2002 and 2001, we allocated $5,375,000 of our net income to our Equity Stock, Series A shareholders.

OPERATING RESULTS FOR THE YEAR ENDED DECEMBER 31, 2002:
-------------------------------------------------------

Net income for the year ended December 31, 2002 was $318,738,000 compared to $324,208,000 for the same period in 2001, representing a decrease of $5,470,000 or 1.7%. The decrease in net income was caused primarily by a decrease in Same Store property operations, increased depreciation expense resulting primarily from new property additions, and charges relating to the planned closure of several containerized storage facilities, as discussed below. The impact of these items was partially offset by the earnings generated by the acquisition of additional real estate investments during 2001 and 2002, the earnings generated by the tenant reinsurance business acquired in 2001, reduced general and administrative expense, a decrease in income allocated to minority interests due to the repurchase of preferred operating partnership units during 2001 and increased earnings from equity investments.

Net income allocable to our regular common shareholders was $148,311,000 or $1.19 per common share on a diluted basis (based on 124,571,000 weighted average diluted common equivalent shares) for the year ended December 31, 2002 compared to $186,774,000 or $1.51 per common share on a diluted basis (based on 123,577,000 weighted average diluted common equivalent shares) for the same period in 2001, representing a decrease of 20.6% in the aggregate or 21.2% on a per share basis.

Weighted average diluted shares outstanding increased from 123,577,000 for the year ended December 31, 2001 to 124,571,000 for the year ended December 31, 2002, due primarily to an increase of approximately 299,000 in the dilutive impact of employee stock options outstanding computed using the treasury stock method, the net issuance of approximately 1,138,733 shares on December 31, 2001 in connection with the acquisition of the tenant reinsurance business, the issuance of 1,091,608 shares during 2002 in connection with the acquisition of partnership interests, as well as the issuance of an aggregate of 1,653,833 shares during 2002 and 2001 in connection with the exercise of employee stock options. These factors were offset partially by the impact of share repurchases in the first half of 2001.

During the year ended December 31, 2002 and 2001, we allocated $148,926,000 and $117,979,000 of our net income (based on distributions paid), respectively, to our preferred shareholders, representing an increase of 26.2%. This increase is due to the issuance of additional preferred stock in 2001 and 2002, partially offset by the redemption of several series of our higher coupon preferred stock in 2001 and 2002. In addition, during the years ended December 31, 2002 and 2001, we allocated $21,501,000 and $19,455,000 of our net income, respectively, to our Equity Stock, Series A shareholders, representing an increase of 10.5%. This increase is due to the issuance of additional shares of equity stock in 2001.

FUNDS FROM OPERATIONS:
----------------------

Funds from operations per common share for the fourth quarter of 2002 was $0.60 per common equivalent share compared to $0.75 per common equivalent share for the same period in 2001, representing a decrease of 20.0%. Funds from operations per common share for the year ended December 31, 2002 was $2.74 per common equivalent share compared to $2.93 per common equivalent share for the same period in 2001, representing a decrease of 6.5%. The reduction in funds from operations per common share was primarily due to a reduction in our Same Store operating results and charges relating to the planned closure of several containerized storage facilities, as discussed further below. The impact of these items was partially offset by an increase in the earnings generated by the acquisition of additional real estate investments during 2001 and 2002, the earnings generated by the tenant reinsurance business which was acquired on December 31, 2001, reduced general and administrative expense and a decrease in income allocated to minority interests due to the repurchase of preferred operating partnership units during 2001.

Funds from operations is a term defined by the National Association of Real Estate Investment Trusts by which real estate investment trusts ("REITs") may be compared. Funds from operations is a supplemental disclosure and it is generally defined as net income before depreciation and extraordinary items and, in the case of the Company, does not include gains or losses on the disposition of real estate assets.

PROPERTY OPERATIONS:
--------------------

The Company derives substantially all of its revenues from the ownership and management of self-storage facilities. In order to evaluate the performance of the Company's overall storage facility portfolio, management analyzes the operating performance of a consistent group of self-storage facilities.

As previously announced, beginning with the first quarter of 2002, we have increased the number of facilities included in the "Same Store" pool from 945 at December 31, 2001 to 1,258 facilities (which at December 31, 2002 includes 32 facilities that are owned by unconsolidated entities in which the Company has an interest).

As a result of the change in the "Same Store" pool, the relative weighting of markets has changed. Accordingly, comparisons should not be made between information presented in 2001 for the "Same Store" pool of 945 facilities and this current pool of 1,258 facilities in order to identify trends in occupancies, realized rents per square foot or operating results.

The following table summarizes the pre-depreciation historical operating results of the Same Store facilities:

Selected Operating Data for the Same Store
-------------------------------------------
Facilities (1,258 Facilities):
------------------------------

                                                        Three months ended December 31,            Year Ended December 31,
                                                      ------------------------------------   ------------------------------------
                                                                              Percentage                              Percentage
                                                        2002         2001        Change        2002          2001        Change
                                                       ---------    ---------   -----------   ---------    ---------    ----------

                                                             (Dollar amounts in thousands, except rents per square foot)
Rental income:
   Base rental income..........................        $178,400     $182,803      (2.4)%      $716,453     $723,764       (1.0%)
   Promotional discounts.......................          (7,993)        (149)   5264.4%        (20,154)      (5,497)     266.6%
                                                       ---------    ---------   -----------   ---------    ---------    ----------
   Adjusted base rental income ................         170,407      182,654      (6.7)%       696,299      718,267       (3.1%)
   Late charges and administrative fees collected         6,338        5,672      11.7%         23,682       24,990       (5.2%)
                                                       ---------    ---------   -----------   ---------    ---------    ----------
   Total rental income.........................         176,745      188,326      (6.1%)       719,981      743,257       (3.1)%

Cost of operations:
     Property taxes............................          16,724       16,182       3.3%         65,515       63,309        3.5%
     Direct property payroll...................          14,568       13,193      10.4%         55,331       51,650        7.1%
     Cost of managing facilities...............           5,722        5,267       8.6%         21,190       19,523        8.5%
     Advertising and promotion.................           7,851        5,953      31.9%         19,733       20,714       (4.7%)
     Utilities.................................           4,391        4,076       7.7%         16,952       17,302       (2.0%)
     Repairs and maintenance...................           4,988        5,394      (7.5%)        16,683       18,608      (10.3%)
     Telephone reservation center..............           2,378        2,378       0.0%          9,915       10,717       (7.5%)
     Property insurance........................           1,463        1,431       2.2%          6,134        6,019        1.9%
     Other.....................................           4,461        4,515      (1.2%)        16,696       15,277        9.3%
                                                       ---------    ---------   -----------   ---------    ---------    ----------
   Total cost of operations....................          62,546       58,389       7.1%        228,149      223,119        2.3%

Net operating income...........................        $114,199     $129,937     (12.1%)      $491,832     $520,138       (5.4%)
                                                       =========    =========   ===========   =========    =========    ==========

Gross margin...................................          64.6%        69.0%       (6.4%)        68.3%        70.0%        (2.4%)

Weighted average for the period:
   Square foot occupancy(a)....................          85.1%        86.9%       (2.1%)        85.2%        88.9%        (4.2%)
   Realized annual rent per occupied square foot        $10.98       $11.52       (4.7%)       $11.20       $11.07         1.2%
(b)............................................
   Annualized revenue per available square foot          $9.34       $10.01       (6.7%)        $9.54        $9.85        (3.1%)
(c)............................................

 Weighted average at December 31:
   Square foot occupancy.......................                                                 84.4%        85.4%        (1.2%)
   In place annual rent per occupied square foot                                               $11.82       $11.89        (0.6%)
   (d).........................................
   Posted annual rent per square foot (e)......                                                $11.86       $13.52       (12.3%)

Total net rentable square feet (in thousands)..                                                72,961       72,961        -


(a) Square foot occupancies represent weighted average occupancy levels over the entire period.

(b) Realized annual rent per occupied square foot is computed by dividing annualized adjusted base rental income by the weighted average occupied square footage for the period. Realized rents per square foot takes into consideration promotional discounts, bad debt costs, credit card fees and other costs which reduce rental income from the contractual amounts due.

(c) Annualized revenue per available square foot represents annualized adjusted base rental income divided by total available net rentable square feet.

(d) In place annual rent per occupied square foot represents contractual rents per occupied square foot without reductions for promotional discounts.

(e) Posted annual rent per square foot represents the rents charged to new tenants without reductions for any promotional discounts.

In the fourth quarter of 2002, our Same Store net operating income decreased 12.1% as compared to the same period in 2001. The decrease was due to a decrease of 6.7% in adjusted base rental income and a 7.1% increase in cost of operations. The 6.7% decrease in adjusted base rental income for the fourth quarter is attributable to a 2.1% decrease in the weighted average occupancy level combined with a 4.7% decrease in realized rent per occupied square foot during the period attributable to increased promotional discounts and lower rental rates. The 7.1% increase in cost of operations is due primarily to an increase in television advertising from $2,913,000 in the fourth quarter of 2001 to $4,260,000 in the fourth quarter of 2002, and a $1,830,000 increase in payroll and management costs.

HISTORICAL OVERVIEW OF TRENDS IN SELF-STORAGE OPERATIONS AND OPERATING STRATEGY
-------------------------------------------------------------------------------

During each of calendar years 1999 and 2000, the Same Store facilities' occupancy levels averaged approximately 92%. These relatively high occupancy levels were attained and sustained through a variety of promotional activities offering new tenants move-in discounts aggregating approximately $20 million per year. During 2001, we changed our marketing strategy to aggressively increase rental rates and reduce the amount of discounts offered at the risk of lower occupancy levels. As a result of this strategy, rental income for 2001 was approximately 7.4% higher than the prior year. However, this improvement in rental income came at the expense of declining occupancy levels in 2001. During the first nine months of 2001, average occupancy levels were approximately 2.0% below those of 2000 for the same period, which we believed to be a manageable reduction. However, during the fourth quarter of 2001 and through February 2002, there was a rapid decline in occupancy levels which caused the year-over-year reduction to increase to 5.3% as of the end of February 2002. This reduction in occupancy level coincided with a reduction in call volume to our national telephone reservation center. We believe that these reductions were attributable to the absence of any significant promotional discounts offered to tenants as well as to general economic conditions.

In the second half of March 2002, we reduced rental rates charged to new incoming tenants and began a national television campaign. The national television campaign, which offered a significant promotional discount as part of the advertisement, was run from the second half of March 2002 through the first half of May 2002, resulting in increased move-in activity during April and May 2002 compared to the prior year. This campaign was terminated in the middle of May, and in the absence of significant promotional discounts from mid-May through the end of July 2002, rental activity during June and July 2002 decreased and the average occupancy for the Same Store facilities at July 31, 2002 was approximately 6.0% less than at July 31, 2001.

FOURTH QUARTER SELF-STORAGE OPERATING RESULTS
---------------------------------------------

Beginning in mid-August 2002, we reinstated a discount program and advertised on television in selected markets in an effort to enhance move-in activity and improve occupancy levels. This program had a positive impact upon move-in activity throughout the remainder of 2002. In addition, move-out activity began to subside which also contributed to positive occupancy gains. Average occupancy for the Same Store facilities at the end of September 2002 was 85.9%, as compared to 89.9% at the end of September 2001, representing a decrease of 4.4%. Average occupancy for the Same Store facilities at the end of December 2002 was 84.4%, as compared to 85.4% at the end of December 2001, representing a decrease of 1.2%.

During the fourth quarter of 2002, we narrowed the year-over-year spread in occupancy rates from a 4.4% decrease at September 30, 2002 to 1.2% at December 31, 2002. However, Same Store net operating income was 12.1% lower in the fourth quarter of 2002 as compared to the same period in 2001, primarily because of the following:

     o A significant increase in promotional discounts given to incoming tenants from $149,000 for the fourth quarter of 2001 to $7,993,000 for the fourth quarter of 2002.

     o A 12.3% reduction in annual "posted" rent charged to incoming tenants from an average of $13.52 per square foot at the end of 2001 to $11.86 per square foot at the end of 2002.

     o A reduction in average occupancy from 86.9% for the fourth quarter of 2001 to 85.1% for the fourth quarter of 2002, a decrease of 2.1%.

     o An increase in television advertising expense from $2,913,000 for the fourth quarter of 2001 to $4,260,000 for the fourth quarter of 2002.

     o An increase in direct property payroll and cost of managing facilities of $1,830,000 due primarily to increased incentives paid to property operating personnel.

COMPARISON OF THIRD QUARTER SAME STORE RESULTS TO FOURTH QUARTER RESULTS
------------------------------------------------------------------------

The 12.1% year-over-year decrease in Same Store net operating income for the fourth quarter of 2002 was significantly worse than the 5.2% year-over-year decrease experienced in the third quarter of 2002. This worsening was primarily attributable to the impact of discounting and television advertising; offset partially by improvements in average occupancy, as follows:

     o On a year-over-year basis, the increase in promotional discounts was $4,280,000 in the third quarter of 2002 as compared to $7,844,000 for the fourth quarter of 2002.

     o   On  a  year-over-year  basis,   television   advertising  decreased  by
         $2,477,000 in the third quarter of 2002, but increased $1,347,000 in the fourth quarter of 2002.

     o These increases in promotional discounts and television advertising were only partially mitigated by the decrease in average year-over-year occupancy spread from 5.3% for the third quarter of 2002 as compared to 2.1% for the fourth quarter of 2002.

OUTLOOK
-------

We expect to continue promotional discounting and television advertising during 2003, though the level of such activities cannot be estimated at this time. The up front costs of these marketing activities, and the increases in discounts, are expected to continue to adversely impact our net operating income during 2003. The following table summarizes our quarterly discounting and television advertising activities in 2002 and for the first two months of 2003 for our Same Store Facilities:

                                            Q1             Q2            Q3            Q4         Total
                                     -------------    -----------   ----------     ----------  --------
                                                        (Dollar amounts in thousands)

2002 discounts..................          $1,117         $5,887        $5,157        $7,993      $20,154
2002 television cost............         $   544         $1,526        $2,152        $4,260     $  8,482
2002 weighted average occupancy
    during the period..............         83.6%         86.4%         85.9%         85.1%        85.2%

Jan - Feb 2002 discounts........         $   112
Jan - Feb 2003 discounts........          $7,799

Jan - Feb 2002 television cost..         $   377
Jan - Feb 2003 television cost..         $   923

Weighted average occupancy at:
    February 28, 2002...........            83.2%
    February 28, 2003...........            84.7%


As indicated in the above table, the weighted average occupancy level for our Same Store facilities was 84.7% at February 28, 2003 as compared to 83.2% at February 28, 2002, representing an increase of 1.8%. This increase, however, has come at a significant cost; promotional discounts and television advertising cost have increased significantly. As a result, net operating income for our Same Store facilities was lower in the two months ended February 28, 2003 as compared to the same period in 2002.

PROPERTY DEVELOPMENT AND ACQUISITIONS:
--------------------------------------

During the fourth quarter of 2002, we opened 2 newly developed self-storage facilities (108,500 net rentable square feet), at a total cost of approximately $12.7 million. For 2002, we opened a total of 14 newly developed self-storage facilities (907,100 net rentable square feet) at a total cost of approximately $92.1 million.

At December 31, 2002, there are 38 projects that are in construction or are expected to begin construction generally by June 30, 2003, which includes new developments and expansions to existing self-storage facilities. These 38 projects, which will be fully funded by the Company, had total estimated costs of approximately $199.8 million, of which $87.5 million had been spent through December 31, 2002, with opening dates estimated through the second quarter of 2004. The development of these facilities is subject to significant contingencies. In addition, at December 31, 2002, we had approximately $17.8 million of land held for development.

No new facilities were acquired during the fourth quarter of 2002. For 2002, we acquired a total of 9 self-storage facilities (502,400 net rentable square feet) from third parties for an aggregate cost of approximately $30.1 million. In addition, we acquired 78 self-storage facilities (4,574,291 net rentable square feet) from related parties for an aggregate cost of approximately $330.4 million.

CLOSURE OF SEVERAL CONTAINERIZED STORAGE FACILITIES:
----------------------------------------------------

During the year ended December 31, 2002, management adopted a business plan that included the closure of several non-strategic containerized storage facilities (the "Closed Facilities"). Charges amounting to $3,843,000 and $8,634,000 were recorded for the three and twelve months ended December 31, 2002, respectively, consisting of asset impairment charges of $3,487,000 and $6,187,000, respectively with respect to the furniture, fixtures, and equipment of the facilities closed, and $356,000 and $2,447,000, respectively representing the estimated remaining lease and other liabilities following the closure of these facilities.

The historical operations of the Closed Facilities (including the asset impairment and lease termination costs) are classified as discontinued operations. Rental income, cost of operations, and depreciation expense with respect to these closed facilities for current and prior periods is included in the line-item "Discontinued Operations - Containerized Storage" on the income statement.

The number of containerized facilities operated decreased from 55 facilities in 14 states at December 31, 2001, to 33 facilities in 11 states at December 31, 2002. Many of the Closed Facilities are in the process of closing which may take up to several months to complete. We expect that these facilities will continue to generate operating losses during 2003 until final closure.

In addition, during the fourth quarter of 2002, we recorded a charge of $750,000 relating to the disposition of machinery and equipment located at the facilities that will remain open, because such equipment is no longer needed based upon our business plan. This charge is included in "Cost of Operations - Containerized storage facilities" on the income statement.

During the first quarter of 2003, we started to reposition the containerized storage product vis-a-vis our self storage product. In part of this repositioning, we significantly increased rental rates per customer and delivery rates. The ultimate impact of these actions on our containerized storage occupancies, revenues, and net operating income is uncertain at this time.

Management continues to evaluate the optimum level of containerized facility operations in each market in which it operates.

REDEMPTION OF PREFERRED EQUITY:
-------------------------------

On October 7, 2002, we redeemed all 6,000,000 depositary shares each representing 1/1,000 of a share ($150 million) of our 8.0% Cumulative Preferred Stock, Series J (NYSE:PSAPrJ) at a redemption price of $25.00 per share, plus a sum equal to all accrued and unpaid dividends from October 1, 2002 through the redemption date.

We have called for redemption the 9.20% Cumulative Preferred Stock, Series B ($57.5 million, NYSE:PSAPrB) on March 31, 2003 at $25 per share plus accrued dividends from January 1, 2003 through the date of redemption. We expect to redeem the Series B with cash on-hand and, if needed, borrowings on our line of credit.

DISTRIBUTIONS DECLARED:
-----------------------

As previously announced, on March 4, 2003, the Board of Directors declared a quarterly distribution of $0.45 per regular common share and $0.6125 per share on the depositary shares each representing 1/1,000 of a share of Equity Stock, Series A. Distributions were also declared with respect to the Company's various series of preferred stock. All of the distributions are payable on March 31, 2003 to shareholders of record as of March 14, 2003.

ANNUAL CONFERENCE CALL:
-----------------------

As previously announced, a conference call is scheduled for Friday, March 14, 2003, at 9:00 a.m. (PST) to discuss these results. The toll free number is (877) 516-1540, the conference ID is 7798604. An instant replay of the conference call will be available through March 21, 2003 at (800) 642-1687 or (706) 645-9291, the conference ID is 7798604. The replay can also be accessed under the "Investor Relations" section of our web site.

Public Storage, Inc. is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company's headquarters is located in Glendale, California. The Company's self-storage properties are located in 37 states. At December 31, 2002 the Company had interests in 1,409 storage facilities.

When used within this press release, the words "expects," "believes," "anticipates," "should," "estimates," and similar expressions are intended to identify "forward-looking statements" within the meaning of that term in Section 27A of the Securities Exchange Act of 1933, as amended, and in Section 21F of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results and performance of the Company to be materially different from those expressed or implied in the forward-looking statements. Such factors which are described in the Company's Form 10-K for the year ended December 31, 2001 include the impact of competition from new and existing self-storage and commercial facilities which could impact rents and occupancy levels at the Company's facilities; the Company's ability to evaluate, finance, and integrate acquired and developed properties into the Company's existing operations; the Company's ability to effectively compete in the markets that it does business in; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing Real Estate Investment Trusts; the acceptance by consumers of the containerized storage concept; the impact of general economic conditions upon rental rates and occupancy levels at the Company's facilities; and the availability of permanent capital at attractive rates.

More information about Public Storage, Inc. is available on the Internet. The Company's Form 10-K for the year ended December 31, 2002, which will be certified by the Company's CEO, President, and Chief Financial Officer in accordance with recent legislation, will be posted to our website, www.publicstorage.com, when it is filed with the Securities and Exchange Commission.

Additional financial data attached.

                              PUBLIC STORAGE, INC.

                             SELECTED FINANCIAL DATA

                                                        For the Three Months Ended          For the Twelve months Ended
                                                      ---------------------------------   ---------------------------------
                                                               December 31,                         December 31,
                                                          2002              2001               2002              2001
                                                      ---------------   ---------------   ---------------   ---------------
                                                                     (in thousands, except per share data)
Revenues:
   Rental income:
       Self-storage facilities.................        $    189,307      $    184,132       $    763,287      $    721,662
       Commercial properties (a)...............               2,864             3,062             11,781            12,070
       Containerized storage facilities (b)....              10,272             8,715             37,776            34,212
   Tenant reinsurance premiums.................               5,104                 -             19,947                 -
  Interest and other income....................               1,656             4,309              8,661            14,225
                                                      ---------------   ---------------   ---------------   ---------------
                                                            209,203           200,218            841,452           782,169
                                                      ---------------   ---------------   ---------------   ---------------
Expenses:
  Cost of operations:
       Self-storage facilities.................              69,538            59,458            250,957           229,211
       Commercial properties (a)...............               1,190             1,107              4,462             3,861
       Containerized storage facilities (b)....               9,544             8,029             30,687            29,916
       Tenant reinsurance......................               2,208                 -              9,411                 -
   Depreciation and amortization...............              45,669            43,896            179,634           166,178
   General and administrative..................               3,346             4,489             15,619            21,038
   Interest expense............................                 525               204              3,809             3,227
                                                      ---------------   ---------------   ---------------   ---------------
                                                            132,020           117,183            494,579           453,431
                                                      ---------------   ---------------   ---------------   ---------------

   Income  before  equity  in  earnings,  minority
      interest     in     income,     discontinued
      operations,  and gain (loss) on  disposition
      of real estate...........................              77,183            83,035            346,873           328,738
                                                      ---------------   ---------------   ---------------   ---------------
Equity in earnings of real estate entities.....               6,149             9,630             29,888            38,542
Minority interest in income:
   Preferred partnership interests.............              (6,727)           (6,907)           (26,906)          (31,737)
   Other partnership interests.................              (3,897)           (3,738)           (17,181)          (14,278)
                                                      ---------------   ---------------   ---------------   ---------------
   Income before disposition of real estate and
      discontinued operations..................              72,708            82,020            332,674           321,265
 Discontinued Operations:
   Commercial properties (a)...................                 (44)               66                 77               233
   Containerized storage (b)...................              (4,748)             (413)           (11,472)           (1,381)
Gain (loss) on disposition of real estate......                (702)            2,523             (2,541)            4,091
                                                      ---------------   ---------------   ---------------   ---------------
Net income.....................................        $     67,214      $     84,196       $    318,738      $    324,208
                                                      ===============   ===============   ===============   ===============

Net income allocation:
----------------------
  Allocable to preferred shareholders..........        $     37,222      $     32,471       $    148,926      $    117,979
  Allocable to equity shareholders, Series A...               5,375             5,375             21,501            19,455
  Allocable to common shareholders.............              24,617            46,350            148,311           186,774
                                                      ---------------   ---------------   ---------------   ---------------
                                                       $     67,214      $     84,196       $    318,738      $    324,208
                                                      ===============   ===============   ===============   ===============
Per common share:
-----------------
  Net income per share - Basic.................              $0.20             $0.38              $1.21             $1.53
                                                      ===============   ===============   ===============   ===============
  Net income per share - Diluted...............              $0.20             $0.38              $1.19             $1.51
                                                      ===============   ===============   ===============   ===============

  Weighted average common shares - Basic.......             123,949           120,407            123,005           122,310
                                                      ===============   ===============   ===============   ===============
  Weighted average common shares - Diluted.....             124,984           122,274            124,571           123,577
                                                      ===============   ===============   ===============   ===============


a. The historical operations of a commercial facility that the Company disposed of in the fourth quarter of 2002 are reclassified as Discontinued Operations - Commercial Facilities.

b. During the year ended December 31, 2002, management adopted a business plan that included the closure of certain non-strategic containerized storage facilities (the "Closed Facilities"), and recorded asset impairment and lease liability and other costs following closure in connection with these closures in the amount of $3.8 million and $8.6 million for the three months and year ended December 31, 2002, respectively. The historical operating results of the Closed Facilities, along with the asset impairment and lease termination costs, have been reclassified to Discontinued Operations - Containerized Storage. In addition, asset impairment charges were recorded in the amount of $750,000 in the quarter ended December 31, 2002, and reflected in containerized storage cost of operations, with respect to machinery and equipment no longer required at the containerized storage facilities that remain open based upon the Company's business plan.

                              PUBLIC STORAGE, INC.

                             SELECTED FINANCIAL DATA

                                                                                  December 31,   December 31,
                                                                                      2002           2001
                                                                                  -------------- --------------
                                                                                  (in thousands, except share
                                       ASSETS                                         and per share data)
                                       ------

Cash and cash equivalents ......................................................   $   103,124    $    49,347

Operating real estate facilities:
   Land and buildings, at cost .................................................     4,988,526      4,431,054
   Accumulated depreciation ....................................................      (987,546)      (819,932)
                                                                                  -------------- --------------
                                                                                     4,000,980      3,611,122
 Construction in process .......................................................        87,516        121,181
Land held for development ......................................................        17,807         30,001
                                                                                  -------------- --------------
                                                                                     4,106,303      3,762,304
Investment in real estate entities .............................................       329,679        479,300
Goodwill .......................................................................        78,204         78,204
Intangible assets, net .........................................................       117,893        124,497
Mortgage notes receivable from affiliates ......................................        24,324         59,344
Other assets ...................................................................        84,135         72,883
                                                                                  -------------- --------------

         Total assets ..........................................................   $ 4,843,662    $ 4,625,879
                                                                                  ============== ==============

                       LIABILITIES AND SHAREHOLDERS' EQUITY
                       ------------------------------------

Notes payable ..................................................................   $   115,867    $   143,552
Borrowings on line of credit ...................................................          --           25,000
Accrued and other liabilities ..................................................       129,327         93,143
                                                                                  -------------- --------------
         Total liabilities .....................................................       245,194        261,695
Minority interest - preferred ..................................................       285,000        285,000
Minority interest - other ......................................................       154,499        169,601

Commitments and contingencies
Shareholders' equity:
   Preferred Stock, $0.01 par value, 50,000,000 shares authorized, 9,258,486 shares issued and outstanding (11,156,500 at December 31, 2001), at liquidation preference:
         Cumulative Preferred Stock, issued in series ..........................     1,817,025      1,540,150
   Common Stock, $0.10 par value, 200,000,000 shares authorized, 116,991,455
     shares issued and outstanding (114,961,915 at December 31, 2001) ..........        11,699         11,496
   Equity Stock, Series A, $0.01 par value, 200,000,000 shares authorized,
     8,776.102 shares issued and outstanding at  December 31, 2002 and December
     31, 2001 ..................................................................          --             --
   Class B Common Stock, $0.10 par value, 7,000,000 shares authorized and issued
                                                                                           700            700
   Paid-in capital .............................................................     2,371,194      2,325,898
   Cumulative net income .......................................................     2,030,007      1,711,269
   Cumulative distributions paid ...............................................    (2,071,656)    (1,679,930)
                                                                                  -------------- --------------
         Total shareholders' equity ............................................     4,158,969      3,909,583
                                                                                  -------------- --------------
              Total liabilities and shareholders' equity .......................   $ 4,843,662    $ 4,625,879
                                                                                  ============== ==============

                              Public Storage, Inc.

                      Computation of Funds from Operations

                                   (unaudited)

                                                                  For the Three Months Ended      For the Twelve months Ended
                                                                         December 31,                     December 31,
                                                                  ---------------------------     ---------------------------
                                                                     2002            2001             2002            2001
                                                                  -----------     -----------     -----------     -----------
                                                                        (Amounts in thousands, except per share data)

Net income.................................................       $   67,214      $   84,196       $  318,738      $  324,208
    Depreciation and amortization..........................           45,669          43,896          179,634         166,178
    Depreciation/Amortization included in Discontinued
       Operations..........................................              379             519            2,014           1,883
    Less - Depreciation with respect to non-real estate               (1,330)         (1,583)          (6,053)         (5,851)
       assets..............................................
    (Gain) loss on sale of real estate assets..............              702          (2,523)           2,541          (4,091)
    Less - our share of PSB's gain on sale of real estate..           (1,013)              -           (3,737)              -
    Depreciation from unconsolidated real estate investments           7,361           7,369           27,078          25,096
    Minority interest in income............................           10,624          10,645           44,087          46,015
                                                                  -----------     -----------     -----------     -----------
Net cash provided by operating activities..................          129,606         142,519          564,302         553,438

FFO to minority interests - common.........................           (5,686)         (5,851)         (25,268)        (22,125)
FFO to minority interest - preferred.......................           (6,727)         (6,907)         (26,906)        (31,737)
                                                                  -----------     -----------     -----------     -----------
Funds from operations......................................          117,193         129,761          512,128         499,576

    Senior Preferred.......................................          (37,222)        (32,471)        (148,926)       (117,979)
    Equity Stock, Series A.................................           (5,375)         (5,375)         (21,501)        (19,455)
                                                                  -----------     -----------     -----------     -----------
Less: preferred stock and equity stock dividends...........          (42,597)        (37,846)        (170,427)       (137,434)
                                                                  -----------     -----------     -----------     -----------

Funds from operations to Common and Class B Common   Stock
    (a)....................................................       $   74,596      $   91,915       $  341,701      $  362,142
                                                                  ===========     ===========     ===========     ===========
Weighted average shares:
Regular common shares......................................          116,949         113,617          116,075         115,520
Class B common stock.......................................            7,000           7,000            7,000           7,000
Stock option dilution (b)..................................            1,035           1,867            1,566           1,267
                                                                  -----------     -----------     -----------     -----------
Weighted average common shares for purposes of computing
    fully-diluted FFO per common share.....................          124,984         122,484          124,641         123,787
                                                                  ===========     ===========     ===========     ===========

FFO per common share (c) (d)...............................       $      0.60     $      0.75      $      2.74     $      2.93
                                                                  ===========     ===========     ===========     ===========

---------------------------------
(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT") by which real estate investment trusts ("REITs") may be compared. It is generally defined as net income before depreciation and extraordinary items. FFO computations do not factor out the REIT's requirement to make either capital expenditures or principal payments on debt.

(b) The impact of employee options outstanding has increased in the twelve months ended December 31, 2002 as compared to the same period in 2001 due to an increase in the Company's average stock price (the Company determines the dilutive impact of stock options based upon the treasury stock method).

(c) FFO per share was negatively affected by dilution relating to the 66 newly developed facilities opened by the Company or the Consolidated Development Joint Venture since January 1, 1999. Based upon an average cost of capital of 8%, this dilution amounted to approximately $0.04 and $0.15 per share for the three and twelve months ended December 31, 2002, respectively, as compared to $0.02 and $0.11 for the same periods in 2001. FFO per share was also positively impacted by the December 31, 2001 acquisition of the tenant reinsurance business of approximately $0.02 in the three months ended December 31, 2002 and $0.06 in the twelve months ended December 31, 2002.

(d) FFO per common share was negatively impacted $0.04 and $0.08 per share for the three and twelve months ended December 31, 2002 with respect to the Company's containerized storage operations, which was primarily due to asset impairment and lease termination liabilities totaling $3.8 million and $8.6 million for the three and twelve months ended December 31, 2002 relating to the closure of non-strategic containerized storage facilities. In addition, asset impairment charges were recorded in the amount of $750,000 in the quarter ended December 31, 2002, with respect to machinery and equipment of the containerized storage facilities that remain open, because such equipment is no longer required based upon the Company's current operating plan.